FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Fixed-Income Trust

Series Number	14
Fund	Fidelity Tax-Free Bond Fund
Trade Date	03/31/2010
Settle Date	04/08/2010
Security Name	CA PUB WKS 6% 3/1/35
CUSIP	130685A26
Price	100.140
Transaction Value	$3,404,760.00
Class Size	155,920,000
% of Offering	2.18%
Underwriter Purchased From	Wedbush Securities
Underwriting Members: (1)	Wedbush Securities
Underwriting Members: (2)	Wells Fargo Securities
Underwriting Members: (3)	Cabrera Capital Markets, LLC
Underwriting Members: (4)	Alamo Capital
Underwriting Members: (5)	Barclays Capital Inc.
Underwriting Members: (6)	City National Securities, Inc.
Underwriting Members: (7)	De La Rosa & Co.
Underwriting Members: (8)	Edward D. Jones & Co., LP
Underwriting Members: (9)	Fidelity Capital Markets
Underwriting Members: (10)	Great Pacific Securities
Underwriting Members: (11)	Morgan Keegan and Company, Inc.
Underwriting Members: (5)	Oppenheimer & Co., Inc.
Underwriting Members: (6)	R H Investment Corporation
Underwriting Members: (7)	Sandgrain Securities, Inc.
Underwriting Members: (8)	Stone & Youngberg LLC
Underwriting Members: (9)	Wulff, Hansen & Co.